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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

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
[ ]  Preliminary Proxy Statement               [ ]  Confidential, for use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                              Venator Group, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Fee paid previously with preliminary materials.

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                              [VENATOR GROUP LOGO]

                                                                    July 2, 1999

Dear Fellow Shareholder:

     With the July 16 Annual Meeting of Venator shareholders rapidly approaching, you can help determine the future of your Company and the value of your investment in its stock. We believe the issues are well-defined and the choice is clear.

     Venator's stock price has INCREASED BY MORE THAN 90% since January 31, 1999, the start of our current fiscal year. While we fully recognize the job is far from done, we believe this substantial increase in value is a direct result of Venator's business plan which has transformed your Company into a global specialty athletic/lifestyle retailer. We are asking you to vote FOR Venator's nominees on the enclosed WHITE proxy card because we believe that these strong, experienced business leaders are best qualified to continue the successful implementation of this business plan for the benefit of all shareholders.

     By contrast, we believe that dissident shareholder Greenway Partners has nothing of value to offer you. All Greenway has brought to the table during the past three years is a series of proposals -- which you, Venator's shareholders, have rejected time and again.

           GREENWAY: THREE YEARS -- THREE PROPOSALS -- THREE DEFEATS

     This marks the fourth consecutive year in which Greenway has used the proxy process to put forward proposals for a vote of Venator shareholders. In each of the last three years, you overwhelmingly voted against and rejected Greenway's proposals. In each of 1996 and 1997, Greenway's proposals were defeated by margins of more than 6-to-1, and in 1998 its proposal was defeated by a margin of more than 2-to-1. If Greenway's shares are excluded from these calculations, the margin of defeat would have been even greater.

     YOU NOW HAVE THE OPPORTUNITY TO SEND A CLEAR MESSAGE TO GREENWAY: IT'S TIME TO LET VENATOR PURSUE ITS BUSINESS PLAN AND DELIVER VALUE TO ALL SHAREHOLDERS WITHOUT FURTHER COST AND DISTRACTION.

                       A CLOSE LOOK AT GREENWAY PARTNERS

     Greenway says it wants to put its four designees on your Company's Board of Directors to serve as "watchdogs." It is important to take a close look at Greenway and its four nominees. DECIDE FOR YOURSELF WHETHER YOU BELIEVE THAT THESE PEOPLE WOULD PRIMARILY WATCH OUT FOR YOUR INTERESTS -- OR THEIR OWN INTERESTS. Consider the following:
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     - Greenway is an investment partnership, engaged in the business of trading stock. Two of Greenway's nominees are Alfred D. Kingsley and Gary K. Duberstein. They have been senior officers of Greenway since
       1993 and, we believe, can be expected at all times to watch out for the interests of Greenway and its own investors.

     - Greenway's other two nominees are Andrew P. Hines and Howard Stein. Since 1997, Mr. Hines has been employed by a company controlled by Greenway. Mr. Stein is currently a limited partner of Greenway. We believe that they, too, can be expected to watch out for the interests of Greenway and its investors.

     - If Greenway succeeds in putting its four nominees on your Company's Board, they would control in excess of one-third of the total Board seats -- a percentage completely disproportionate to Greenway's 14% interest in Venator stock.

     - Greenway remains fixated on your Company's former corporate name. Last year -- despite Greenway's active opposition -- Venator shareholders, by nearly 80% of the votes cast, approved the change of name to Venator Group. Despite this overwhelming show of shareholder support, this year Greenway has submitted a proposal to reverse the decision of shareholders and change our corporate name again. We believe that Greenway's continued focus on this issue is indicative of the limited viewpoint and lack of strategic focus that their nominees would bring to your Board.

     WE ASK YOU TO JUDGE FOR YOURSELF WHETHER THE INTERESTS OF GREENWAY AND ITS FOUR DESIGNEES ARE REALLY THE SAME AS YOURS.

           VENATOR'S NOMINEES: EXPERIENCE, EXPERTISE AND PERFORMANCE

     Venator's Board of Directors is composed of experienced, capable business leaders with proven records of performance. Nine of the eleven Board members are independent, unaffiliated directors. In contrast to Greenway's four self-proclaimed "watchdogs," we believe that Venator's four nominees standing for re-election this year have the backgrounds and expertise to guide Venator successfully through its corporate transformation. Our four nominees are profiled below.

[X] J. CARTER BACOT

    J. Carter Bacot served as Chief Executive Officer of The Bank of New York Company, Inc. from 1982 to 1997, and as Chairman from 1982 to 1998, guiding the Bank aggressively into the new and highly competitive age of integrated financial services. He is widely recognized as a leader in the financial services industry. His drive for innovation and efficiency and his commitment to excellence are evident in the growth and success of The Bank of New York under his leadership.
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    Mr. Bacot serves on the Boards of Directors of The Bank of New York Company,
    Inc., Time Warner, Inc., Associates First Capital Corporation, Phoenix Home Life Mutual Insurance Company and United Way of New York City. He is a trustee of Atlantic Mutual Insurance Company and is a director of its subsidiaries, Atlantic Specialty Insurance Company and Centennial Insurance Company. He also serves as a Trustee of Hamilton College.

[X] PURDY CRAWFORD

    Purdy Crawford has served as Chairman of the Board of Imasco Limited (Canada) since 1987 and served as Chief Executive Officer from 1987 until 1995. Today Imasco Limited is a major consumer products and services company, with a market capitalization in excess of CDN $17 billion. Mr. Crawford is a recognized Canadian business leader and has been honored as an Officer of the Order of Canada.

    Mr. Crawford is a director of Camco Inc., Canadian National Railway Company, Inc., Inco Limited, Maple Leaf Foods Ltd., Petro-Canada and Nova Scotia Power Inc. He is also Chairman of the Board of CT Financial Services Inc. and Canada Trustco Mortgage Company, both subsidiaries of Imasco Limited. Mr. Crawford serves as Governor Emeritus of McGill University and Chancellor of Mount Allison University.

[X] PHILIP H. GEIER JR.

    Philip H. Geier Jr. has been Chairman of the Board and Chief Executive Officer of Interpublic Group of Companies, Inc. (advertising agencies and other marketing communications services) since 1980. Under his leadership, Interpublic has been a star performer in a highly competitive industry. Mr. Geier's strategic vision and emphasis on financial discipline are widely credited as the reasons for Interpublic's growth and success during his tenure.

    Mr. Geier is a director of Fiduciary Trust Company International, AEA Investors, Inc. and the International Tennis Hall of Fame. He also is a member of the Board of Overseers and Managers of Memorial Sloan Kettering Cancer Center, the Board of Overseers of Columbia Business School, and the Board of Trustees of the Whitney Museum of American Art.

[X] DALE W. HILPERT

    Dale W. Hilpert has served as Venator's President and Chief Operating Officer since May 1995. As both a director and a senior executive officer of the Company, he has been actively involved in all aspects of Venator's strategic business plan. Mr. Hilpert brings to the Board extensive retail experience, having served from 1985 to 1995 as Chairman and Chief Executive Officer of the Payless Shoe Source division of The May Department Stores Company.
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     TIME IS GROWING SHORT AND IT IS IMPORTANT THAT YOUR SHARES BE VOTED, NO
MATTER HOW MANY OR HOW FEW SHARES YOU OWN. WE ASK FOR YOUR VOTE FOR VENATOR'S HIGHLY QUALIFIED NOMINEES AND FOR YOUR SUPPORT OF THE BUSINESS PLAN DEVELOPED UNDER THE LEADERSHIP AND GUIDANCE OF YOUR BOARD OF DIRECTORS. PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY. WE ALSO URGE YOU NOT TO VOTE ON ANY PROXY CARD THAT MAY BE FURNISHED BY GREENWAY.

     If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

     Once again, we thank you for your careful attention to the issues, and for your consideration and support.

Sincerely,

/s/ Roger N. Farah                         /s/ Dale W. Hilpert
ROGER N. FARAH                             DALE W. HILPERT
Chairman of the Board and                  President and
Chief Executive Officer                    Chief Operating Officer
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                                   IMPORTANT

     If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today. If your shares are held in "Street-Name," only your broker or your bank can vote your shares.
     Please direct the person responsible for your account to execute on your behalf a WHITE proxy card with a vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

     We urge you not to sign any proxy card you may receive from Greenway
     Partners.

      If you have any questions or need assistance in voting your shares, please call:

                           INNISFREE M&A INCORPORATED

                         CALL TOLL-FREE: (888) 750-5834
                 Banks and Brokers call collect (212) 750-5833